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                                  Exhibit 23.1


                         Consent of Independent Auditors


The Board of Directors
Genesis Health Ventures, Inc.:

We consent to the reference to our firm under the heading "Experts" in the prospectus.

We also consent to the incorporation by reference in this Registration Statement on Form S-3 of Genesis Health Ventures, Inc. of our report dated November 29, 1995, except for note 2 which is as of November 30, 1995, related to the consolidated balance sheets of Genesis Health Ventures, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows, and our report dated November 29, 1995 on the related schedule for each of the years in the three-year period ended September 30, 1995, which reports appear in the September 30, 1995 annual report on Form 10-K of Genesis Health Ventures, Inc., and our report, dated May 26, 1994 relating to the combined balance sheet of Meridian Healthcare Group as of November 30, 1993 and the related combined statements of operations, shareholders' deficit, and cash flows for the 11 month period ended November 30, 1993, which report appears on the Company's Current Report on Form 8-K/A dated November 30, 1993.



/s/ KPMG Peat Marwick LLP
    ---------------------
    KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
September 9, 1996